UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): MAY 29, 2008

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 8.01 Other Events.
     On May 29, 2008, Mesa Air Group, Inc. (the “Company”) issued a press release announcing that the Company won a preliminary injunction in Federal Court in Atlanta enjoining Delta Air Lines (“Delta”) from terminating its Connection Agreement with the Company, and the Company’s wholly-owned subsidiary, Freedom Airlines, Inc. (“Freedom”) (the “Connection Agreement”). The ruling was issued earlier today by the United States District Court for the Northern District of Georgia (the “District Court”).
     The Company had previously reported that on March 28, 2008, Delta had notified the Company of its intent to terminate the Connection Agreement. The Connection Agreement includes, among other arrangements, the Company’s agreement to operate 34 model ERJ-145 regional jets leased by the Company utilizing Delta’s name. In fiscal 2007, the Connection Agreement accounted for approximately 20% of the Company’s 2007 total revenues. Delta sought to terminate the Connection Agreement as a result of Freedom’s alleged failure to maintain a specified completion rate with respect to its ERJ-145 Delta Connection flights during three months of the six-month period ended February 2008.
     On April 7, 2008, the Company filed a lawsuit against Delta alleging breach of the Connection Agreement and seeking specific performance by Delta of its obligations thereunder. On May 9, 2008, the Company filed a motion for a preliminary injunction in the District Court against Delta to prevent its wrongful termination of the Delta Connection Agreement. The hearing for this matter commenced on May 27, 2008 and ended earlier today following the District Court’s ruling in favor of the Company.
     The full text of the Company’s press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release regarding Injunction victory in Delta litigation, dated May 29, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.
Date: May 29, 2008	By:	/s/ Brian S. Gillman
		Name:	Brian S. Gillman
		Title:	Executive Vice President, General Counsel & Secretary